                                                                     Exhibit 5.1

__________, 1998



Pinnacle Holdings Inc.
1549 Ringling Boulevard
3rd Floor
Sarasota, FL  34236

          Re:  Registration Statement on Form S-4
               Registration No. ____________

Gentlemen:

     We have acted as counsel for Pinnacle Holdings Inc. (the "Corporation"), a Delaware corporation, in connection with the preparation of the above-referenced registration statement (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), to register the exchange of an aggregate principal of $325,000,000 of its 10% Senior Discount Notes Due 2008 (the "New Notes") for an equal principal amount of its outstanding 10% Senior Discount Notes Due 2008 (the "Original
Notes," and with the New Notes collectively, the "Notes").   The Notes have been
issued pursuant to an indenture between the Company and The Bank of New York, as
Trustee, dated as of March 20, 1998 (the "Indenture").   In this connection, you
have requested our opinion as to certain matters with respect to the New Notes. Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein with the meanings as so defined.

     This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

     We have reviewed the Registration Statement, the Indenture and such other documents, records and certificates of officers of the Corporation and its

Pinnacle Holdings Inc.


subsidiaries and other instruments relating to the authorization and issuance of New Notes as we deemed relevant or necessary for the opinions herein expressed.

     Based on the above, it is our opinion that the $325,000,000 principal amount of New Notes proposed to be issued in exchange for an equal principal amount of Original Notes have been duly authorized and when issued for exchange in accordance with the Registration Statement, the Indenture and the Letter of Transmittal, will be validly issued. The New Notes, upon due acceptance by the Corporation of the Original Notes being tendered in exchange therefor as provided in the Registration Statement, the Indenture and the Letter of Transmittal will constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with the terms of such documents.

     For the purposes hereof, we do not purport to be expert in the law of any state other than Florida, the General Corporation Law of the State of Delaware and the United States. We express no opinions as to matters which may be governed by the substantive laws of any state other than Florida or the General Corporation law of the State of Delaware. Accordingly, the opinions set forth in this letter are qualified in their entirety regarding matters that would be controlled by the substantive laws of any other state (including the laws of New
York) by our having assumed that, to the extent relevant to the opinions expressed above, the internal laws of any such other State conform in all material respects with the internal laws of the state of Florida.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to all references to our firm in the Registration Statement.

     This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and, except as provided in the preceding paragraphs, may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent.

                                             Very truly yours,



                                             HOLLAND & KNIGHT LLP